Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the Atreca, Inc. 2010 Equity Incentive Plan, the Atreca, Inc. 2019 Equity Incentive Plan and the Atreca, Inc. 2019 Employee Stock Purchase Plan, of our report dated March 5, 2019 (except for Note 14, as to which the date is April 23, 2019 and except for the effects of the reverse stock split as described, under the heading Reverse Stock Split, as to which the date is June 10, 2019), relating to the consolidated financial statements of Atreca, Inc. included in Amendment No.  1 to the Registration Statement on Form S-1 (333-231770), filed with the Securities and Exchange Commission.

/s/ OUM & CO. LLP

San Francisco, California

June 21, 2019